MORGAN STANLEY
                             SPECTRUM SERIES







        June 2003
        Monthly Report










         This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003.









                                                 Issued: July 31, 2003



[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                INCEPTION-
                                                                                                                 TO-DATE  ANNUALIZED
                       1991   1992   1993  1994   1995   1996   1997   1998    1999   2000   2001   2002   2003   RETURN    RETURN
FUND                     %      %      %     %      %      %      %      %       %      %      %      %      %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ....  --     --     --    --     --     --     --     --      --    11.7   11.1   12.2    7.2    49.3      14.3
                                                                                    (6 mos.)             (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ...........  --     --     --   (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   7.3    56.4       5.3
                                         (2 mos.)                                                        (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ...... 31.2  (14.4)  41.6  (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4    6.0    193.2      9.5
                     (5 mos.)                                                                            (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ...  --     --     --    0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4    7.1    23.6       2.5
                                         (2 mos.)                                                        (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ...  --     --     --   (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3    9.1    100.8      8.4
                                         (2 mos.)                                                        (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 JUNE 2003

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of June 30, 2003 was as follows:

FUND                                 N.A.V.              % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                   $14.93                        -3.96%
--------------------------------------------------------------------------------
Spectrum Global Balanced            $15.64                        -0.19%
Spectrum Select                     $29.32                        -2.93%
--------------------------------------------------------------------------------
Spectrum Strategic                  $12.36                        -1.21%
--------------------------------------------------------------------------------
Spectrum Technical                  $20.08                        -7.44%

     Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 30, 2003:

     Mr. Robert E. Murray resigned the position of Chairman of the Board of Directors of the General Partner. Mr. Jeffrey A. Rothman, President and Director of the General Partner, was named Chairman of the Board of

     Directors of the General Partner.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

         [The table below represents a bar chart in the printed report.]

                                        Month ended     YTD ended
                                       June 30, 2003   June 30, 2003
                                       -------------   -------------
               Australian dollar            1.35            7.26
               British pound               -1.12           -3.65
               Euro                        -1.52           12.63
               Japanese yen                  0.2           -3.83
               Swiss franc                 -0.21            0.41
               Minor| currencies           -2.17            0.02


    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Losses resulted from long positions in the Mexican peso, Czech koruna, Thai baht, and Singapore dollar versus the U.S. dollar as the value of the U.S. dollar strengthened amid the release of a better-than-expected U.S. employment report.

>> Losses were experienced from long positions in the euro versus the U.S. dollar as the value of the dollar reversed higher, after a period of prolonged weakness, amid encouraging comments from Federal Reserve Chairman Greenspan concerning the prospects for a U.S. economic recovery.

>> Additional losses stemmed from short positions in the British pound versus the U.S. dollar as the pound strengthened early in the month amid expectations that the Bank of England would likely leave interest rates unchanged. Losses were also experienced later in the month from long positions in the pound as its value reversed lower following comments from the British Finance Minister concerning the U.K.'s prospects for entry into the European Monetary Union.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> Gains resulted from long positions in the Australian dollar as its value strengthened to a four-year high versus the U.S. dollar amid speculation that the Reserve Bank of Australia would likely leave interest rates unchanged.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        Month ended     YTD ended
                                       June 30, 2003   June 30, 2003
                                       -------------   -------------
               Currencies                  -0.74             1.4
               Interest Rates               0.05             5.8
               Stock Indices                1.23            1.65
               Energies                    -0.02            1.44
               Metals                      -0.23           -0.25
               Agriculturals               -0.01           -0.49

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global stock index markets, long positions in European stock index futures recorded gains as global equity prices strengthened amid the release of positive economic data and renewed expectations for a U.S. interest rate cut. Additional gains were provided from long positions in Japanese stock index futures as prices rallied amid increased foreign demand for Japanese equities.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the currency markets, losses resulted from long positions in the Swiss franc versus the Japanese yen as the value of the yen strengthened relative to the franc in response to a rally in Japanese equity prices. Additional losses stemmed from long positions in the Swiss franc versus the U.S. dollar as the value of the dollar reversed higher amid encouraging comments from Federal Reserve Chairman Greenspan concerning the prospects for a U.S. economic recovery.

>> In the metals markets, losses were recorded from long positions in nickel futures as prices declined amid easing supply concerns.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        Month ended     YTD ended
                                       June 30, 2003   June 30, 2003
                                       -------------   -------------
               Currencies                   -1.1             6.5
               Interest Rates              -0.39            3.92
               Stock Indices                0.61           -0.13
               Energies                     0.02            3.52
               Metals                      -0.48           -1.53
               Agriculturals               -0.38            -0.8

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the currency markets, losses were recorded from long positions in the Swiss franc and the euro versus the U.S. dollar as the value of the dollar strengthened amid the release of a better-than-expected U.S. employment report and heightened expectations for a U.S. economic recovery.

>> In the metals markets, losses resulted from long positions in aluminum futures as prices declined in anticipation of an interest rate cut by the U.S. Federal Reserve.

>> In the global interest rate markets, losses stemmed from long positions in U.S. interest rate futures as prices generally reversed lower amid hopes for a U.S.-led global economic recovery.

>> In the agricultural markets, losses were recorded from long futures positions in soybeans and its related products as prices declined amid favorable weather conditions in the major growing regions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global stock index markets, gains were provided from long positions in U.S. stock index futures as U.S. equity prices strengthened amid the release of positive economic data and renewed expectations for a U.S. interest rate cut.

--------------------------------------------------------------------------------
 Spectrum Strategic
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        Month ended     YTD ended
                                       June 30, 2003   June 30, 2003
                                       -------------   -------------
               Currencies                  -0.25            6.28
               Interest Rates              -1.88            2.51
               Stock Indices                1.02            2.41
               Energies                    -0.52           -0.16
               Metals                      -0.91           -0.18
               Agriculturals                1.96            1.84


    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the global interest rate markets, losses resulted from long positions in Japanese interest rate futures as prices reversed sharply lower amid a rise in Japanese industrial production and stronger equity prices.

>> In the metals markets, long positions in copper futures experienced losses as prices declined in anticipation of an interest rate cut by the U.S. Federal Reserve. Additional losses were provided by long positions in gold futures as prices declined in response to the rise of the U.S. dollar.

>> In the energy markets, long positions in natural gas futures experienced losses as prices reversed sharply lower following news of larger-than-expected U.S. reserves.

>> In the currency markets, long positions in the Swiss franc and the euro versus the U.S. dollar sustained losses as the value of the dollar strengthened amid the release of a better-than-expected U.S. employment report and heightened expectations for a U.S. economic recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the agricultural markets, gains were recorded from long positions in cotton futures as increased exports and weather-related supply concerns forced prices higher.

>> In the global stock index markets, long positions in Japanese stock index futures produced gains as prices rallied amid increased foreign demand for Japanese equities. Additional gains were recorded from long positions in European and U.S. stock index futures as prices strengthened amid the release of positive economic data and renewed expectations for a U.S. interest rate cut.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                        Month ended     YTD ended
                                       June 30, 2003   June 30, 2003
                                       -------------   -------------
               Currencies                  -0.72           10.89
               Interest Rates              -2.73            6.21
               Stock Indices                0.51            0.94
               Energies                    -0.65            3.77
               Metals                      -1.46           -2.53
               Agriculturals               -1.42           -2.42

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the global interest rate markets, losses resulted from long positions in Japanese interest rate futures as prices reversed sharply lower amid a rise in Japanese industrial production and stronger equity prices. Additional losses were recorded from long positions in European, U.S., and Australian interest rate futures as prices generally reversed lower amid hopes for a U.S.-led global economic recovery.

>> In the metals markets, long positions in aluminum and copper futures experienced losses as prices declined in anticipation of an interest rate cut by the U.S. Federal Reserve. Additional losses resulted from long positions in gold futures as prices declined in response to the rise of the U.S. dollar.

>> In the agricultural markets, losses were recorded from short positions in cotton futures as increased exports and weather-related supply concerns forced prices higher. Additional losses were experienced from long positions in lean hog futures as prices declined in response to a potential outbreak of Mad Cow Disease.

>> In the currency markets, long positions in the euro versus the U.S. dollar recorded losses as the value of the dollar strengthened amid the release of a better-than-expected U.S. employment report and growing optimism concerning the U.S. economy.

>> In the energy markets, long positions in natural gas futures experienced losses as prices reversed sharply lower following news of larger-than-expected U.S. reserves.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global stock index markets, long positions in Japanese stock index futures produced gains as prices rallied amid increased foreign demand for Japanese equities.

                      [This page intentionally left blank]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2003 (UNAUDITED)

                                       MORGAN STANLEY                      MORGAN STANLEY
                                      SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                                   ------------------------           ------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                             JUNE 1, 2003                       JUNE 1, 2003
                                               BEGINNING                          BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE
                                   ------   ---------------           ------   ---------------
                                     $              %                        $            %
REVENUES
Trading profit (loss):
  Realized                        7,159,915       5.25                   3,327,178       6.47
  Net change in unrealized      (11,901,339)     (8.73)                 (3,221,741)     (6.27)
                                -----------       ----                  ----------       ----
     Total Trading Results       (4,741,424)     (3.48)                    105,437        .20
Interest income (Note 2)             89,054        .07                      46,919        .09
                                -----------       ----                  ----------       ----
     Total Revenues              (4,652,370)     (3.41)                    152,356        .29
                                -----------       ----                  ----------       ----

EXPENSES

Brokerage fees (Note 2)             522,803        .38                     197,061        .38
Management fees (Note 3)            227,304        .17                      53,549        .10
                                -----------       ----                  ----------       ----
     Total Expenses                 750,107        .55                     250,610        .48
                                -----------       ----                  ----------       ----
NET LOSS                         (5,402,477)     (3.96)                    (98,254)      (.19)
                                ===========       ====                  ==========       ====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2003 (UNAUDITED)

                                      MORGAN STANLEY                                   MORGAN STANLEY
                                     SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                        ---------------------------------------          ------------------------------------------
                                                           PER                                                PER
                            UNITS            AMOUNT       UNIT               UNITS            AMOUNT         UNIT
                        -------------     -----------     -----          -------------     ------------     -------
                                                $           $                                    $             $
Net Asset Value,
  June 1, 2003          8,770,581.095     136,383,296     15.55          3,281,577.356       51,407,602       15.67
Net Loss                           --      (5,402,477)     (.62)                    --          (98,254)       (.03)
Redemptions               (70,870.146)     (1,058,091)    14.93            (59,221.909)        (926,231)      15.64
Subscriptions             565,432.841       8,441,914     14.93             55,805.096          872,792       15.64
                        -------------     -----------                    -------------     ------------
Net Asset Value,
  June 30, 2003         9,265,143.790     138,364,642     14.93          3,278,160.543       51,255,909       15.64
                        =============     ===========                    =============     ============


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2003 (UNAUDITED)

                                         MORGAN STANLEY                     MORGAN STANLEY                   MORGAN STANLEY
                                         SPECTRUM SELECT                  SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                   ---------------------------       ---------------------------       ---------------------------
                                                PERCENTAGE OF                     PERCENTAGE OF                     PERCENTAGE OF
                                                 JUNE 1, 2003                      JUNE 1, 2003                      JUNE 1, 2003
                                                  BEGINNING                         BEGINNING                         BEGINNING
                                      AMOUNT   NET ASSET VALUE          AMOUNT   NET ASSET VALUE          AMOUNT   NET ASSET VALUE
                                   ----------- ---------------       ----------- ---------------       ----------- ---------------
                                        $             %                   $             %                    $            %
REVENUES
Trading profit (loss):
  Realized                          24,837,481       6.78                (28,086)      (.03)            29,116,325       6.66
  Net change in unrealized         (32,713,436)     (8.93)              (354,342)      (.40)           (58,344,242)    (13.36)
                                   -----------      -----            -----------      -----            -----------      -----
     Total Trading Results          (7,875,955)     (2.15)              (382,428)      (.43)           (29,227,917)     (6.70)
Interest income (Note 2)               258,790        .07                 64,013        .07                301,707        .07
                                   -----------      -----            -----------      -----            -----------      -----
     Total Revenues                 (7,617,165)     (2.08)              (318,415)      (.36)           (28,926,210)     (6.63)
                                   -----------      -----            -----------      -----            -----------      -----

EXPENSES
Brokerage fees (Note 2)              2,214,376        .60                534,219        .60              2,639,378        .60
Management fees (Note 3)               916,293        .25                221,056        .25                937,995        .21
                                   -----------      -----            -----------      -----            -----------      -----
     Total Expenses                  3,130,669        .85                755,275        .85              3,577,373        .81
                                   -----------      -----            -----------      -----            -----------      -----

NET LOSS                           (10,747,834)     (2.93)            (1,073,690)     (1.21)           (32,503,583)     (7.44)
                                   ===========      =====            ===========      =====            ===========      =====

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2003 (UNAUDITED)

                             MORGAN STANLEY                       MORGAN STANLEY                          MORGAN STANLEY
                             SPECTRUM SELECT                    SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                  -----------------------------------    ----------------------------------    ------------------------------------
                                                  PER                                   PER                                     PER
                       UNITS        AMOUNT       UNIT        UNITS         AMOUNT      UNIT         UNITS         AMOUNT       UNIT
                  --------------  -----------   -----    -------------   ----------   -----    --------------   -----------   -----
                                       $          $                          $          $                            $          $
Net Asset Value,
  June 1, 2003    12,135,738.219  366,517,192   30.20    7,065,156.407   88,422,530   12.52    20,137,258.988   436,862,610   21.69
Net Loss                      --  (10,747,834)   (.88)              --   (1,073,690)   (.16)               --   (32,503,583)  (1.61)
Redemptions         (115,437.884)  (3,384,639)  29.32     (109,265.202)  (1,350,518)  12.36      (232,504.028)   (4,668,681)  20.08
Subscriptions        467,220.900   13,698,920   29.32      260,728.492    3,222,605   12.36       737,062.706    14,800,218   20.08
                  --------------  -----------            -------------   ----------            --------------   -----------
Net Asset Value,
  June 30, 2003   12,487,521.235  366,083,639   29.32    7,216,619.697   89,220,927   12.36    20,641,817.666   414,490,564   20.08
                  ==============  ===========            =============   ==========            ==============   ===========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
 (UNAUDITED)
================================================================================
1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select,

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)


REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2.   RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL

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in futures interests trading accounts to meet margin requirements as needed.
Morgan Stanley DW pays interest on these funds as described in Note 1.

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3.   TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

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     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of
3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

     Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                  Demeter Management Corporation
                  825 Third Avenue, 9th Floor
                  New York, NY 10022




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